Exhibit 10.18

December 21, 2020

Melissa Beelen

209 Beacon Falls Court

Cary, NC

melissabeelen3@gmail.com

Dear Melissa:

This Employment Terms Letter confirms the terms of your employment with IN8Bio, Inc., its subsidiaries, parents, affiliates, predecessors, successors and assigns (together, the “Company”) and supersedes the offer letter you signed on March 19, 2019 (the “Offer Letter”).

I.	POSITION

You will serve as Vice President, Clinical Operations, reporting to the Company’s Chief Medical Officer once the position is filled, and until such time, the Company’s Chief Scientific Officer. Your duties continue to be those duties customarily given to persons of such position for companies of similar nature to the Company and such other duties that may be agreed upon by the Company and yourself. You will work primarily from the Company’s facility located in Birmingham, Alabama; provided that the Company reserves the right to require periodic business travel. Of course, the Company may change your title, position, reporting line and duties from time to time in its sole discretion. As you know, your employment commenced on April 1, 2019.

II.	COMPENSATION

A.            You will receive a salary at the annualized rate of $260,000, less all applicable withholdings and payable in accordance with current payroll practices in effect (the “Base Salary”) effective December 1, 2020. The Company will increase the Base Salary to $300,000, following the pricing of an initial public offering of the Company’s common stock and listing thereof on the Nasdaq Stock Market or New York Stock Exchange (or their constituent exchanges) (such event referred to as the “IPO”). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary may be adjusted from time to time in the Company’s discretion.

B.            You will also continue to be eligible to earn an annual discretionary cash bonus with a target amount equal to 30% of your Base Salary (the “Annual Bonus”). The amount of this bonus will be based, in part, on your performance and the annual performance of the Company during the calendar year. Any equity and/or option-based compensation will be subject to time-based and/or milestone-based vesting in addition to other terms and conditions below. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

C.            You will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Company’s Board of Directors (the “Board”) or a committee of the Board shall determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

D.            During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion. You will also be eligible to enroll and participate in the Company’s 401(k) Plan as administered by Transamerica (www.ta-retirement.com). You will also be eligible to accrue and use paid time off (PTO) in accordance with the Company’s PTO policy.

E.            The Company will reimburse you for all reasonable business expenses you incur in conducting your duties hereunder, pursuant to the Company’s usual expense reimbursement policy.

III.	NOTICE UPON RESIGNATION

The periodic salary payments described above do not affect your status as an at-will employee of the Company. The Company may terminate your employment, for any reason or no reason at all, without notice or further obligation hereunder. As a Vice President, you are required to provide at least 30 days’ written notice of your intention to terminate your employment (the “Notice Period”). However, if, at the time of your termination, your title is other than a Vice President, the amount of notice you are required to give will be governed by the Company’s policies in effect at the time. Your fiduciary duties and your obligations to the Company as an employee will continue, and you will cooperate in the transition of your responsibilities. The Company shall have the right, in its sole discretion, to direct that you no longer come in to the office during the Notice Period or to shorten the Notice Period.

If you fully comply with the above terms of your Notice Period requirement, the Company will pay you a lump sum equal to your accrued but unused PTO, at the rates then in effect, less standard deductions and withholdings, within thirty (30) days after your last date of employment.

IV.	CONFIDENTIALITY AGREEMENT

In connection with your employment with the Company, you have received and had access to Company confidential information and trade secrets. Accordingly, you acknowledge and agree that you signed, were bound by, and abided by the terms of the Employee Confidential Information and Invention Assignment Agreement, which you executed on March 19, 2019 (the “Prior CIIAA”). Notwithstanding, in consideration of your continued access to confidential and trade secrets, you agree to review the enclosed Employee Confidential Information and Inventions Assignment Agreement and execute it on even date herewith (the “CIIAA”).

V.	CONFIDENTIALITY

You agree to keep, and to instruct any counsel representing you in your negotiations with the Company to keep, this Employment Terms Letter and its terms strictly confidential and not to disclose or discuss this Employment Terms Letter, its terms, or any of the discussions relating to it, with anyone; provided, however, that you may: (1) discuss this Employment Terms Letter and its terms with your counsel, immediate family, and financial and tax advisors; or (2) disclose this offer letter and its terms as mandated by legal process or by law. In addition, you agree to inform any prospective employer’s General Counsel, Head of Human Resources, or if no such positions exist, your hiring contact, of your post-employment obligations to the Company. You agree that prior to disclosing this offer letter or its terms to a third party, you will advise the third party of the confidentiality obligations set forth in this Section and instruct the third party to keep this Employment Terms Letter and its terms strictly confidential.

VI.	PRE-EMPLOYMENT REQUIREMENTS

We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your employment, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. In addition, you acknowledge that you provided the Company with documentary evidence of your identity and eligibility for employment in the United States, and reaffirm that you remain eligible for employment in the United States.

VII.	ARBITRATION

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, the CIIAA, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your CIIAA. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event you intend to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

VIII.	MISCELLANEOUS

You agree to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which your name and/or pictures of you appear. You hereby waive and release any claim or right you may otherwise have arising out of such use, publication or distribution.

You will be entitled to indemnification from the Company pursuant to, and in accordance with the terms of, (i) the Company’s charter and bylaws, to the extent that indemnification of you is provided for therein, and (ii) any D&O insurance policy covering you purchased by the Company.

This letter, along with the CIIAA, constitutes the entire agreement between you and the Company with respect to the subject matters referred to herein, and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every kind or nature with respect thereto, all of which have become merged and finally integrated into this agreement, including, but not limited to, the Offer Letter and the Prior CIIAA. The provisions in this agreement are severable. Any provisions in this agreement held to be unenforceable or invalid in any jurisdiction shall not affect the enforceability of the remaining provisions of this agreement. In addition, if any provision of this agreement is held to be excessively broad as to degree, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

If the above terms are acceptable to you, we request that you signify your acceptance of the terms of this letter by signing and dating the copy enclosed and returning it to the Company.

Sincerely,

/s/ William T Ho
William T Ho,
Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Melissa Beelen	12/30/2020
Melissa Beelen	DATE

Enclosures

Employee Confidential Information and Inventions Assignment Agreement